Exhibit 5.10

Dentons US LLP 2398 E. Camelback Road Suite 850 Phoenix, AZ 85016-9007 United States dentons.com

June 22, 2022

KB Home

10990 Wilshire Boulevard

Los Angeles, California 90024

Re:	KB Home Phoenix, Inc.

Ladies and Gentlemen:

We have acted as Arizona counsel at the request of KB Home, a Delaware corporation (the “Company”), to KB HOME Phoenix Inc., an Arizona corporation (“Phoenix,” or the “Arizona Guarantor”), in connection with the Company’s offer and sale of $350,000,000 in aggregate principal amount of the Company’s 7.250% Senior Notes due 2030 (the “2030 Notes”), the offer and sale of which was registered on its Registration Statement on Form S-3 (Registration No. 333-239778), as supplemented by the Post-Effective Amendment No. 1 to Form S-3 Registration Statement filed with the Securities and Exchange Commission on February 7, 2022 and the prospectus supplement on Form 424(b)(2) filed with the Securities and Exchange Commission on June 8, 2022 (collectively, the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated June 7, 2022 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the Arizona Guarantor, (iii) KB HOME Coastal Inc., KB HOME Greater Los Angeles Inc., KB HOME Sacramento Inc., KB HOME South Bay Inc., KB HOME Reno Inc., KB HOME Las Vegas Inc., KB HOME Colorado Inc., KB HOME Lone Star Inc., KBSA, Inc., KB HOME Florida LLC, KB HOME Fort Myers LLC, KB HOME Treasure Coast LLC, KB HOME Jacksonville LLC, KB Home Orlando LLC, and KBHPNW LLC (together with the Arizona Guarantor, the “Guarantors”), and (iv) Citigroup Global Markets Inc., as representative of the several underwriters named on Schedule B thereto (the “Underwriters”).

The 2030 Notes are to be issued pursuant to (i) an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of January 28, 2004, the Second Supplemental Indenture dated as of June 30, 2004, the Third Supplemental Indenture dated as of May 1, 2006, the Fourth Supplemental Indenture dated as of November 9, 2006, the Fifth Supplemental Indenture dated as of August 17, 2007, the Sixth Supplemental Indenture dated as of January 30, 2012, the Seventh Supplemental Indenture dated as of January 11, 2013, the Eighth Supplemental Indenture dated as of March 12, 2013, the Ninth Supplemental Indenture dated as of February 28, 2014, the Tenth Supplemental Indenture dated as of January 22, 2019, and the Eleventh Supplemental Indenture dated as of January 20, 2022 (the Base Indenture, as so amended and supplemented, the “Indenture”), each among the Company, the guarantors party thereto and Regions Bank, as successor in interest to U.S. Bank Trust Company, National Association (as successor in interest to a prior trustee), as Trustee, and (ii) the Officers’ Certificate and Guarantors’ Officers’ Certificate dated June 22, 2022 establishing the form and terms of the 2030 Notes (the “Officers’ Certificate Establishing Terms”). The 2030 Notes will be guaranteed by each of the Guarantors pursuant to the Indenture.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(1)	the Indenture;

(2)

the Articles of Incorporation for Phoenix filed April 12, 1993 with the Arizona Corporation Commission (the “ACC”) together with all amendments thereto, as certified to us on the date hereof by the Secretary of Phoenix;

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(3)	the Bylaws of Phoenix, together with all amendments thereto, as certified to us on the date hereof by the Secretary of Phoenix;

(4)	a Certificate of Good Standing in respect of Phoenix issued by the ACC dated April 20, 2022 (the “Phoenix Good Standing”);

(5)

the Unanimous Consent of the Board of Directors of Phoenix to Corporate Action Without a Meeting dated April 27, 2022, and the accompanying Certificate of Secretary of the Company dated the date hereof (the “Company’s Certificate of Secretary”);

(6)	the Officers’ Certificate Establishing Terms;

(7)	an Officers’ Certificate dated as of the date hereof issued on behalf of the Company confirming certain factual matters relevant to the opinions set forth herein (the “Officers’ Certificate”); and

(8)

a Certificate of Corporate Secretary of the Company and Secretary of the Guarantors dated the date hereof and issued on behalf of the Arizona Guarantor, among others, confirming certain factual matters relevant to the opinions set forth herein (together with the Officers’ Certificate, collectively, the “Reliance Certificates”).

We have reviewed such other documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials, and, as to matters of fact material to our opinions, also without independent verification, on representations made in the Underwriting Agreement and certificates and other inquiries of officers of the Company and the Arizona Guarantor; including the Company’s Certificate of Secretary and the Reliance Certificates, including as to the fact of delivery of the Indenture, the Underwriting Agreement and the global note representing the aggregate principal amount of the 2030 Notes, in each instance without undertaking an independent investigation or inquiry. We have assumed that the factual matters contained in certificates obtained from public officials remain true and correct as of the date hereof. We have not examined any records of any court, administrative tribunal or any similar entity in connection with our opinion.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. We have also assumed, without independent verification, (i) that the parties to the Indenture and the other agreements, instruments and documents executed in connection therewith, other than the Arizona Guarantor, have the power (including, without limitation, corporate power where applicable) and authority to enter into and perform the Indenture and such other agreements, instruments and documents, (ii) the due authorization, execution and delivery by such parties, other than the Arizona Guarantor, of the Indenture and such other agreements, instruments and documents and (iii) that the Indenture and such other agreements, instruments and documents constitute legal, valid and binding obligations of each party thereto, including the Arizona Guarantor , enforceable against each such party in accordance with their respective terms. This opinion is limited to the present laws of the Arizona Business Corporations Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.

The Arizona Guarantor is a corporation with corporate power and authority to enter into the Indenture and the Officers’ Certificate Establishing Terms and perform its obligations thereunder. With your consent, based solely on the Phoenix Good Standing, we confirm that the Arizona Guarantor is validly existing and in good standing under the laws of the State of Arizona.

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2.

The execution, delivery and performance of the Indenture and the Officers’ Certificate Establishing Terms by the Arizona Guarantor have been duly authorized by all necessary corporate action of the Arizona Guarantor, and the Indenture and the Officers’ Certificate Establishing Terms have been duly executed and delivered by the Arizona Guarantor.

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion. Our opinions are subject to limitations imposed by general principles of equity or public policy, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity). We express no opinion as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice), the Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit and Threaten to Commit or Support Terrorism, effective September 24, 2001 (the “Anti-Terrorism Order”), the USA PATRIOT Improvement and Reauthorization Act, Public Law 109-177 (March 9, 2006) (the “Patriot Act”), and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies relating to the Anti-Terrorism Order or the Patriot Act, in each case as amended and including its successor statutes and similar statutes in effect from time to time, and the policies promulgated thereunder and any foreign assets control regulations of the United States Treasury Department or any enabling legislation or order relating thereto; possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws, ordinances, regulations and rules; other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); usury laws, ordinances, regulations and rules, including any of the foregoing relating to permissible rates, interest computation or disclosure of interest; and all federal, state and local laws, statutes, ordinances, orders, governmental rules, regulations, licensing requirements and policies of any governmental authority occasioned by or relating to the COVID-19 pandemic.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report filed on Form 8 -K or the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. We further consent to Munger, Tolles & Olson LLP relying upon this opinion as if it were an addressee hereof on this date with respect to matters set forth herein that are governed by Arizona law for purposes of its opinion relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report on Form 8-K or the Registration Statement. The foregoing consents are provided on the condition and with the understanding that (i) this letter speaks only as of the date hereof, and (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware.

Very truly yours,

/s/ DENTONS US LLP